Exhibit 21.1

List of Subsidiaries

Subsidiary Name	Place of Incorporation	Percentage Ownership
1075 First Global Associates, LLC	Pennsylvania	100%
935 HQ Associates, LLC	Delaware	100%
935 KOP Associates, LLC	Pennsylvania	100%
7601 Trade Port Drive, LLC	Kentucky	100%
ASFD, Inc.	Delaware	100%
GSI Commerce Call Center, Inc.	Florida	100%
GSI Commerce Solutions, Inc	Pennsylvania	100%
GSI Equipment, Inc.	New York	100%
GSI Legacy Holdings, Inc.	Pennsylvania	100%
GSI Luxembourg S.a.r.l.	Luxembourg	100%
GSI Investco, Inc.	Delaware	100%
GSI Commerce Europe, S.L.	Spain	100%
Aspherio, Ltd.	United Kingdom	100%